SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

DYNEGY INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	20-5653152
(State of incorporation or organization)	(IRS Employer Identification No.)

1000 Louisiana, Suite 5800, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Participating Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a Class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: ________________
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by Dynegy Inc., a Delaware Corporation (the “Company” or “Dynegy”) with the Securities and Exchange Commission on November 23, 2010, relating to the Stockholder Protection Rights Agreement, dated as of November 22, 2010 (the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as Rights Agent.  Such Registration Statement on Form 8-A is hereby incorporated by reference herein.

On December 15, 2010, Dynegy Inc., a Delaware corporation (the “Company” or “Dynegy”), entered into an amendment (the “Amendment”) to the Rights Agreement with Mellon Investor Services LLC.

The following is a summary of the Amendment and certain provisions of the Rights Agreement.  The following summary is qualified in its entirety by the full text of the Amendment, which is attached hereto as Exhibit 4.2 and the full text of the Rights Agreement, which is attached hereto as Exhibit 4.1, each of which is hereby incorporated herein by reference.

The Rights Agreement provides that the rights do not become exercisable or exchangeable as a result of a Qualifying Offer (as such term is defined in the Rights Agreement).  Prior to the Company’s entry into the Amendment, the Rights Agreement provided that a Qualifying Offer, in addition to meeting certain other requirements, must be (i) conditioned on a minimum of at least a majority of the outstanding shares of common stock of the Company (the “Common Stock”) being tendered and not withdrawn as of the offer’s expiration date (the “Minimum Tender Condition”), and (ii) preceded or accompanied by an irrevocable written commitment to the Company by the person making the offer that, subject to certain specified exceptions, neither such person nor any of its affiliates or associates will make any offer for any equity securities of the Company for a period of one year after the commencement of the initial offer if such original offer does not result in the tender of the number of shares required to be tendered as per the Minimum Tender Condition (the “One Year No-Offer Requirement”).  A Qualifying Offer must also be fully financed (as such term is defined in the Rights Agreement).

The Amendment makes certain changes to the definition of Qualifying Offer in the Rights Agreement (i) to provide that an offer meets the Minimum Tender Condition if such offer is conditioned on a minimum of at least the number of shares of Common Stock being tendered that, taken together with the number of shares of Common Stock already beneficially owned by the person making such offer, represent a majority of the outstanding shares of Common Stock on a fully diluted basis, and (ii) to eliminate the One Year No-Offer Requirement.  The Amendment  also makes certain changes to the definition of fully financed for the purposes of the definition of Qualifying Offer and clarifies that the Offer (and any Continuing Offer) (as such terms are defined in the Agreement and Plan of Merger, dated as of December 15, 2010, among the Company, IEH Merger Sub LLC, a Delaware limited liability company, and IEP Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of IEH Merger Sub LLC (the “Merger Agreement”)) are Qualifying Offers under the Rights Agreement.  In addition, the Amendment makes certain changes to the definitions of Acquiring Person and Expiration Time, exempting the counterparties to the Merger Agreement and the Support Parties (as such term is defined in the Merger Agreement) and certain of their affiliates from the provisions of the Rights Agreement to the extent that they acquire Common Stock pursuant to the terms of such Merger Agreement, the Offer or any Continuing Offer and providing for the expiration of the Rights Agreement and the rights issued thereunder upon the earlier of the closing of the Offer and the closing of the Merger (as such term is defined in the Merger Agreement).

Item 2.	Exhibits.

Exhibit No.	Description

4.1
Stockholder Protection Rights Agreement, dated as of November 22, 2010, between Dynegy Inc. (the “Company”) and Mellon Investor Services LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock of the Company (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 23, 2010).

4.2
Amendment to Stockholder Protection Rights Agreement, dated as of December 15, 2010, between the Company and Mellon Investor Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 15, 2010).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DYNEGY INC.

By	/s/ Kent R. Stephenson
Name: Kent R. Stephenson
Title: Senior Vice President and Deputy General Counsel
Date:  December 15, 2010

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EXHIBIT INDEX

Exhibit No.	Description

4.1
Stockholder Protection Rights Agreement, dated as of November 22, 2010, between Dynegy Inc. (the “Company”) and Mellon Investor Services LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock of the Company (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 23, 2010).

4.2
Amendment to Stockholder Protection Rights Agreement, dated as of December 15, 2010, between the Company and Mellon Investor Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 15, 2010).